Exhibit 99.1

Tuesday, March 14, 2017

S92 Search & Rescue (SAR) Accident in Ireland

Earlier today, there was an accident involving one of our S92 search and rescue aircraft off the west coast of Ireland. At approximately 0100 local time, contact with the aircraft was lost and a major search and rescue operation commenced off the County Mayo coast, approximately six miles west of Blacksod. That search continues.

Today is a very sad day for all of the CHC family, but particularly for our team in Ireland. We are devastated by this morning’s tragic accident and our hearts are with the crew and the families of the crews involved.

On behalf of everyone at CHC, we would like to extend our gratitude to all of the emergency services and organisations involved in the search, rescue and recovery mission underway, including the CHC team in Ireland as they participate in the search for their colleagues.